Exhibit 99.1

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

GLADSTONE INVESTMENT CORPORATION

The following Amendment is hereby made to the Bylaws (the “Bylaws”) of Gladstone Investment Corporation, a Maryland corporation, as of July 10, 2007:

1.             Article IV, Section 15 is hereby deleted in its entirety, and replaced with the following:

Section 15.            Number And Term Of Office.  The authorized number of directors of the corporation shall be fixed exclusively by resolutions adopted by the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation.  If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

2.             Article IV, Section 24 is hereby deleted in its entirety, and replaced with the following:

Section 24.            Fees And Compensation.  Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and reimbursement of reasonable out-of-pocket expenses incurred in connection with their services, including those incurred for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

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